Exhibit 18
Preferability Letter of Independent Registered Public Accounting Firm

February 9, 2021

General Dynamics Corporation
11011 Sunset Hills Road
Reston, Virginia 20190

Ladies and Gentlemen:

We have audited the Consolidated Balance Sheet of General Dynamics Corporation and subsidiaries (the Company) as of December 31, 2020 and 2019, and the related Consolidated Statements of Earnings, Comprehensive Income, Cash Flows, and Shareholders' Equity for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the Consolidated Financial Statements), and have reported thereon under date of February 9, 2021. The aforementioned Consolidated Financial Statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 2020. As stated in Note T to those financial statements, the Company changed its method of accounting for the amortization of actuarial gains and losses for its U.S. government defined-benefit pension plans and states that the newly adopted accounting principle is preferable in the circumstances because it accelerates the amortization of the actuarial gains and losses and aligns better with the method used for the allocation of pension costs to its U.S. government contracts in accordance with the Cost Accounting Standards. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,
/s/ KPMG LLP